EXHIBIT 99.1

America’s Car-Mart, Inc. Releases Inaugural Corporate Responsibility Report

ROGERS, Ark., March 25, 2021 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today released its first Corporate Responsibility Report as part of its ongoing efforts to increase disclosures and transparency. The report highlights the Company’s commitment to sustainable business practices and especially its focus on its people, the communities, and customers it serves. The report highlights how the Company is addressing key environmental, social and governance (ESG) areas. The report covers information and activities through January 31, 2021.

“Our business strategy is focused on operational excellence and long-term growth, backed with governance principles. Our people, more than 2,000 associates across 12 states, are committed to making a difference for customers, their communities and each other. In fact, during Car-Mart’s 40-year history, we are proud of supporting social issues directly in our communities where we can have the most impact,” said Jeff Williams, President and Chief Executive Officer.

“This principle of ‘doing the right thing’ comes through in both our achievements and our commitments to various stakeholders,” added Mr. Williams. “It is the foundation of our corporate responsibility philosophy and is the basis for how we now review our work in ESG areas and their impact on our stakeholders. Car-Mart’s responsibility to help address concerns from customers, associates, communities, and shareholders is now further defined and integrated into our business strategies.”

America’s Car-Mart is committed to reviewing the environmental impacts of the Company’s operations and services and setting appropriate environmental improvement goals. Studies are under way internally in 2021 to determine how those goals will be quantified to reflect their impact on climate and carbon footprint.

To learn more about the Company’s ESG efforts and to view the full report, please visit http://ir.car-mart.com/ESG/ESG-reports.

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contacts:	Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944